Exhibit 10.21

GROUND LEASE

THIS GROUND LEASE (“Lease”), dated as of April      2014 (the “Effective Date”), is made by and between Lanestone 1, LLC authorized to do business in the State of New Mexico (“Landlord”), and TPI Mexico, LLC, a Delaware limited liability company (“Tenant”), with respect to the following facts:

RECITALS:

A.	Tenant is seeking a site in Dona Ana County, New Mexico for the secure storage of Tenant’s manufactured products (“Tenant’s Project”).

B.	Landlord is the fee owner of that certain real property of approximately 4.43 acres situated in Dona Ana County, New Mexico, which real property is legally described on Exhibit “A” attached hereto, together with all rights and interest, if any, of Landlord in and to the land lying in the streets and roads in front thereof and adjoining thereto and in and to any easements or other rights appurtenant thereto (“Landlord Property”).

NOW, THEREFORE, in consideration of the above recitals, and the representations, warranties, covenants and conditions contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows intending to be legally bound:

DEFINITIONS

“Additional Rent” is defined in Section 3.3.

“Affiliate” means any person or entity which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Tenant or Landlord. “Control” means the possession, directly or indirectly, of the power to cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, family relationship or otherwise.

“Anniversary Date” means the date exactly one (1) year after the date on which an event occurred in a previous calendar year.

“Annual Rent” is defined in Section 3.1 (a).

“Commencement Date” is the date upon which the term of this Lease commences which shall be August 1st, 2014.

“Completion Date” means the date on which any Improvements are completed as set forth in Section 7.2.

“County” means Dona Ana County, New Mexico.

“Default Rate” means the lesser of (a) two percentage points in excess of the

“Prime Rate”, or (b) the highest rate permitted by law. The interest rate ascertained as the Default Rate under this Agreement shall change as often as, and when, the Prime Rate changes or changes in the law occur, as the case may be.

“Effective Date” means the date first written above, which is the date upon which the last Party hereto has executed this Lease.

“Environmental Laws” is defined in Section 8.1.

“Force Majeure Event” shall mean the occurrence of any of the following acts or events, but only to the extent such act or event (i) is the cause of a delay in or prevents performance or the meeting of an obligation of Landlord and/or Tenant hereunder, (ii) is beyond the control of the Party relying upon the act or event, and (iii) such Party has been unable by the exercise of due diligence to overcome or mitigate the effects of such act or event:

Any delay, interruption, suspension or interference with Landlord’s, Tenant’s, or a subcontractor’s performance hereunder, which delay, interruption, suspension or interference is caused by earth movement, lightning, fires or explosions, floods, epidemic, hurricanes, typhoons, or cyclones, acts of a public enemy, wars, blockades, riots, rebellions, sabotage, insurrections, governmental actions or civil disturbance, national, regional, industry-wide or local labor strikes, work stoppages, boycotts, walkouts and other labor difficulties or shortages (“Labor Disputes”); provided, however, that Labor Disputes on the Premises or involving Landlord’s or Tenant’s on-Premises employees shall not constitute an event of Force Majeure.

Force Majeure shall not mean any act or event to the extent resulting from the fault or negligence of any person claiming Force Majeure, or the financial inability of any person to perform its obligations under this Lease.

“Hazardous Substances” means any hazardous or toxic substances, materials or wastes, including, but not limited to, those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.10I) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302); Hazardous Chemicals as defined in the OSHA Hazard Communication Standard; Hazardous Substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et. seq.; Hazardous Substances as defined in the Toxic Substances Control Act, 15 U.S.C. § 26012671; all substances now or hereafter designated as “hazardous wastes” under New Mexico law; all substances now or hereafter designated by the Governor of the State of New Mexico pursuant to the Safe Drinking Water and Toxic Enforcement Act of 1986 as being known to cause cancer or reproductive toxicity, and all substances now or hereafter designated as “hazardous substances,” “hazardous materials” or “toxic substances” under any other federal, state or local laws or in any regulations adopted and publications promulgated pursuant to said laws, and amendments to all such laws and regulations thereto, or such substances, materials, and wastes which are or become regulated under any applicable local, state or federal law.

“Imposition” means all taxes (including possessory interest, real property, ad valorem, and personal property taxes), assessments including without limitation special assessments for County bond issues for sewer, water and other infrastructure improvements levied against the Premises, charges, license fees, municipal liens, levies, excise taxes, impact fees, or imposts, whether general or special, ordinary or extraordinary imposed by any governmental or quasi- governmental authority pursuant to law, or the assessments of any Property Owner’s Association having jurisdiction, against the Premises or the Improvements located thereon which may be levied, assessed, charged or imposed, or may be or become a lien or charge upon the Premises, or any part thereof, or upon the leasehold estate hereby created.

“Improvements” means any compaction, drainage facilities, site work, paving and/or gravel surface, fencing (including an ornamental wall and chain link), utilities lines and connections and engineering and planning costs associated therewith, hereafter constructed on the Landlord’s Property by or for Tenant.

“Indemnified Parties” means either the Landlord Indemnified Parties or the Tenant Indemnified Parties, as applicable; an “Indemnified Party” means any individual within either such group, as applicable, all as defined in Section 8.3 hereof.

“Insurance Proceeds” means any amount received by Tenant from an insurance carrier, after deducting there from the reasonable fees and expenses of collection, including but not limited to reasonable attorneys’ fees and experts’ fees.

“Insured Property” means with respect to the Premises, the gates, cement treated base, lighting and related electrical work, plumbing and the Improvements which shall be covered by insurance as required pursuant to and in accordance with this Lease. It is understood and agreed that all insurance to be provided pursuant to this Lease may exclude damage to the Land within the Premises.

“Landlord’s Estate” means all of Landlord’s right, title, and interest in its fee estate in the Landlord’s Property, its reversionary interest in the Improvements pursuant hereto, and all other Rent and benefits due Landlord hereunder.

“Lease Expiration Date” means the earlier to occur of the following dates: (a) that date which is five (5) years following the Commencement Date, as such term may be extended by an Extension Term, or (b) that date upon which this Lease is sooner terminated pursuant to the provisions of this Lease or the mutual agreement of the parties hereto.

“Legal Requirements” means all present and future laws, statutes, requirements, ordinances, orders, judgments, regulations, administrative or judicial determinations, even if unforeseen or extraordinary, of every governmental or quasi- governmental authority, court or agency claiming jurisdiction over the Premises now or hereafter enacted or in effect (including, but not limited to, Environmental Laws and those relating to accessibility to, usability by, and discrimination against, disabled individuals), and all covenants, restrictions, and conditions now or hereafter of record which may be applicable to Tenant or to all or any portion of the Premises, or to the use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Premises, even if compliance therewith necessitates structural changes to the Improvements or the making of Improvements, or results in interference with the use or enjoyment of all or any portion of the Premises.

“Official Records” means the Official Records of Dona Ana County, New Mexico.

“Partial Taking” is defined in Section 10.2.

“Party” is defined as either Landlord or Tenant, as applicable.

“Permitted Exception” means those matters described in Exhibit “C” attached hereto affecting Landlord’s title to the land comprising Landlord’s Property all of which have been approved by Tenant.

“Premises” shall mean the Landlord’s Property and the Improvements now or hereafter located thereon.

“Prime Rate” means the Wall Street Journal (Eastern Edition) prime rate for large money center banks as announced from time to time in its “Money Rates” column, or if there is no Wall Street Journal Prime Rate, then the Prime Rate shall be the prime rate announced from time to time by the banking institution in the State of New Mexico having the greatest dollar volume of deposits.

“Rent” means all sums due and payable to Landlord by Tenant hereunder.

“Sublease” means any present or future ground sublease, space sublease, use, or occupancy agreement, entered into in accordance with Article 14 below, and any modification, extension or termination of any of the foregoing entered into in accordance with Article 14 below. Subleases shall also include any ground lease, space lease, use or occupancy agreement between Tenant, as lessor thereunder, and a lessee, the demised premises under which are partially situated within the Premises and partially situated within other portions of Tenant’s Project.

“Subtenant” means any person or entity entitled to the use of all or any portion of the Premises under any Sublease. Subtenants shall also include each lessee under any ground lease, space lease; use or occupancy agreement between Tenant, as lessor thereunder, and such lessee, the demised premises under which are partially situated within the Premises and partially situated within other portions of Tenant’s Project.

“Tenant’s Estate” means all of Tenant’s right, title and interest in its leasehold estate in the Premises, its fee estate in the Improvements, and its interest under this Lease.

“Tenant’s Project,” sometimes called herein the “Project”, is defined in Recital A.

“Term” is defined in Section 2.1.

ARTICLE I

DEMISE OF PREMISES

1.1 Demise. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, Landlord’s Property, together with all rights, privileges, easements, and appurtenances belonging to or in any way appertaining thereto, including but not limited to, any and all surface easements, rights, titles, and privileges of Landlord now or hereafter existing in and to adjacent streets, sidewalks and alleys for the Term, at the rental, and upon all of the covenants and conditions set forth herein.

On the Commencement Date, Landlord shall deliver possession of the Landlord’s Property to Tenant, subject to the following matters to the extent that they affect the Premises:

(a)	The Permitted Exceptions to the extent valid and subsisting and affecting the Premises as of the Commencement Date;

(b)	The effect of all present building restrictions and regulations and present and future zoning laws, ordinances, resolutions, and regulations of the County (which are of general application in the County) and all present ordinances, regulations and orders of all boards, bureaus, commissions and bodies of the County (which are of general application in the County) and any state or federal agency, now having, or hereafter having acquired, jurisdiction of the Premises and the use and improvement thereof;

(c)	The “as-is”, “where-is” condition and state of repair of the Premises on the Commencement Date;

(d)	All taxes, duties, assessments, special assessments, water charges and sewer rents, and any other Impositions, accrued or unaccrued, fixed or not fixed, prorated as hereinafter more fully provided; and

(e)	Landlord will be responsible for all present violations of law, ordinances, orders or requirements that might be disclosed by an examination and inspection or search of the Premises by any federal, state, county or municipal department or authority having jurisdiction, as the same may exist on the Commencement Date that are not related to Tenant’s operations.

1.2 Memorandum of Lease. This Lease shall not be recorded; however, to establish the status of Tenant’s title, Landlord and Tenant agree, upon Tenant’s request, to execute and acknowledge a short form Memorandum of this Lease, in the form attached hereto as Exhibit “D”, which shall be recorded in the Official Records on or about the Commencement Date. In the event of a discrepancy between the provisions of such Memorandum and this

Lease, the provisions of this Lease shall prevail.

ARTICLE 2

TERM

2.1 Term. The term of this Lease shall commence on the Commencement Date and shall expire on the date which is five (5) years after the Commencement Date, unless sooner terminated or extended as provided herein (“Term”).

2.2 Option to Extend Term. Provided an Event of Default by Tenant does not exist either at the time Tenant gives Landlord the Extension Notice (as hereinafter defined) or at the expiration of the initial five (5) year Term of this Lease, Tenant shall have the right up to two (2) times to extend the term of the Lease for an additional five (5) years with at least six (6) months prior written notice from the Tenant. Term extensions will include a onetime 12% increase of the base rent to be in place for each five (5) year renewal term.

2.3 Acquisition of Land. This lease is fully contingent upon Landlord successfully closing on the parcel prior to Commencement Date. If Landlord for any reason does not successfully close on said parcel the lease in its entirety is null and void.

ARTICLE 3

RENT

3.1 Payment of Rent for Landlord’s Property. Tenant shall pay Rent during the term of this Lease to Landlord as follows:

(a)	Annual Rent. As annual rent (“Annual Rent”), for the period for the Commencement Date to, but not including, the fifth (5th) anniversary of the Commencement Date, the sum of $49,616.00 payable in advance in equal monthly installments of $4,134.67 beginning on the Commencement Date and thereafter on the first day of each calendar month during the Tenn.

3.2 Taxes on Rents. Notwithstanding the terms of Sections 3.1 and 3.2 hereof, or of any other provision hereof, Tenant agrees that to the extent there is or shall be levied, assessed or imposed on Landlord by the State of New Mexico or the County during the Term hereof, a tax directly on the rents received by Landlord under this Lease, or a tax measured by or based, in whole or in part, upon such rents, including without limitation, a gross receipts tax or a sales tax (but not including an income tax), then Tenant shall be obligated to pay such amount in monthly installments in addition to Annual Rent due hereunder.

3.3 Additional Rent. Tenant shall pay Additional Rent as provided elsewhere in this Lease. If under the terms of this Lease, Tenant is obligated to pay Additional Rent to a

Party other than Landlord, Landlord may, if Tenant fails to make the payment as herein required within the grace periods and after notice as provided herein, make the payment on Tenant’s behalf. If Landlord makes such a payment, then Tenant shall pay the Additional Rent, together with interest thereon which shall accrue at the Default Rate from the time of Landlord’s payment until Landlord receives Tenant’s payment.

3.4 Manner of Payment. Rent to be paid to Landlord shall be paid in legal tender for the payment of public and private debts, without counterclaim, set off or deduction of any kind or nature whatsoever and without demand, to Landlord at such address as Landlord may from time to time designate in writing or via ACH transfer at Landlord discretion. For any period of less than a full month, quarter or year for which Rent is payable, the applicable Rent shall be prorated. The obligation of Tenant to pay Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations.

3.5 All Rent to be Net. All Rent shall be absolutely net to Landlord so that this Lease shall yield to Landlord the full amount of the Rent throughout the Term without deduction or offset except as permitted through abatement pursuant to Section 10.2 below.

ARTICLE 4

PAYMENT OF TAXES AND OTHER CHARGES

4.1 Payment of impositions. Commencing on the Commencement Date and continuing for the entire Term of this Lease, Tenant covenants and agrees (except as specifically otherwise provided in Sections 4.2 and 4.4 below) to pay and discharge or cause to be paid and discharged all Impositions promptly before delinquency and before any fine, interest or penalty shall be assessed by reason of its nonpayment. If, at any time during the term of this Lease or any extension thereof the methods of taxation prevailing at the Commencement Date shall be so altered so that in lieu of any Imposition described in this Section 4.1 there shall be levied, assessed or imposed an alternate tax, however designated, such alternate tax shall be deemed an Imposition for the purpose of this Article and Tenant shall pay and discharge such Imposition as provided by this Article. If the Commencement Date is a day other than the first day of a “tax” or “fiscal” year, i.e., January I (a “Tax Year”), all such Impositions shall be prorated such that Tenant shall be responsible only for those Impositions payable in connection with the Premises following the Commencement Date, such proration to be based on the ratio that the number of days in such fractional Tax Year bears to 365. Payment of Impositions with respect to the final Tax Year within the Term shall be similarly prorated. Notwithstanding the foregoing, if prior to the Commencement Date or after the expiration or earlier termination of this Lease, any Imposition is not payable with respect to the Premises because Landlord is exempt under applicable law from paying such Imposition, then such Imposition shall not be prorated, and Tenant shall be responsible for one hundred percent (100%) of such Imposition attributable to the period following the Commencement Date or prior to the expiration or earlier termination of this Lease, as the case may be.

4.2 Contesting Impositions. In the event that Tenant shall desire to contest or otherwise review by appropriate legal or administrative proceeding any Imposition, Tenant shall give Landlord written notice of its intention to so contest same; after giving such notice to Landlord, Tenant shall not be in default hereunder by reason of the non-payment of such Imposition if Tenant shall have (a) obtained and furnished to the applicable taxing authority (other than Landlord) a bond or other security to the extent required by applicable law, and (b) established reserves sufficient to pay such contested Imposition and all penalties and interest that may be reasonably payable in connection therewith. Any such contest or other proceeding shall be conducted solely at Tenant’s expense and free of expense to Landlord. Tenant shall pay the amount so determined to be due, together with all costs, expenses, interest, and penalties related thereto.

4.3 Utilities. All water, gas, electricity, or other public utilities used upon or furnished to the Premises during the Term hereof shall be promptly paid by Tenant as billed directly to tenant from billing party and prior to delinquency.

4.4 Payment by Landlord. Unless Tenant is contesting any Impositions as provided in Section 4.2 above, Landlord may, at any time after the date any Imposition is delinquent, give written notice to Tenant specifying same, and if Tenant continues to fail to pay or contest such Imposition, then at any time after ten (10) days from Tenant’s receipt of such written notice, Landlord may pay the Imposition specified in said notice. Tenant covenants to reimburse and pay Landlord any amount so paid or expended in the payment of such Imposition upon demand therefore, with interest thereon at the Default Rate from the date of such payment by Landlord until repaid by Tenant.

ARTICLE 5

ENCUMBRANCES

5.1 No Encumbrance of Tenant’s Estate. Tenant shall have no right to (a) encumber Tenant’s Estate or any portion thereof or interest therein, or (b) enter into any Sublease of any portion of the Landlord Property or any portion of the Landlord’s Estate, except as otherwise expressly set forth in Section 13 below.

5.2 Encumbrance of Landlord’s Estate. Landlord shall have the right to encumber its estate. This Lease shall be subordinate to any Landlord mortgage now in existence or hereinafter granted. Landlord agrees to perform all covenants and to keep in good standing any Landlord mortgage on the Landlord’s Property. Any default by Landlord under a Landlord mortgage shall constitute a default hereunder by Landlord.

ARTICLE 6

POSSESSION, USE, COMPLIANCE WITH LAWS, MAINTENANCE AND REPAIRS

6.1 Possession. Tenant acknowledges that as of the Commencement Date it shall have made such visual inspections as deemed necessary by Tenant, and Tenant shall accept possession of the Landlord’s Property in its AS IS, WHERE-IS condition existing as of the Commencement Date. Tenant shall not be responsible for loss or damage to the Land resulting from subsurface, subterranean or underground conditions unless such condition was caused by Tenant’s negligence or malfeasance.

6.2 Use. Subject to the provisions of this Article 6, Tenant may use the Premises for storage of manufactured products, including, without limitation, wind power generating products. Subject to Legal Requirements, Tenant shall construct a fence around the Premises utilizing rock pillars with wrought iron panels between the pillars (“Fencing”).

6.3 Compliance With Laws. Subject to the provisions of Article 8 below, Tenant, at its sole cost and expense, shall comply with all Legal Requirements in the use, occupation, control and enjoyment of the Premises and in the prosecution and conduct of its business thereon. Tenant shall have the right, at its own cost and expense, to contest or review by appropriate legal or administrative proceeding the validity or legality of any such Legal Requirement, and during such contest Tenant may refrain from complying therewith provided that compliance therewith may legally be held in abeyance without subjecting Landlord to any liability, civil or criminal, of whatsoever nature for failure so to comply therewith and without the incurrence of a lien, charge or liability against the Premises or Landlord’s Estate; and provided further that all such proceedings shall be prosecuted by Tenant with due diligence.

6.4 Maintenance. Tenant, at Tenant’s sole cost and expense, shall, during the Term hereof, keep and maintain the Premises and all appurtenances thereto in compliance with all Legal Requirements and in good order and repair, and shall allow no nuisance to exist or be maintained therein. Landlord shall not be obligated to make any repairs, replacements, or renewals of any kind, nature, or description whatsoever to the Premises. Tenant expressly waives all rights to make repairs at Landlord’s expense under any similar or successor statute now in force or hereinafter enacted.

ARTICLE 7

CHANGES, ALTERATIONS AND NEW CONSTRUCTION

7.1 Generally. After completion of the Initial Improvements, Tenant shall have the right to alter, repair, restore, replace or reconstruct any of the Improvements located on the Premises, provided that all such work shall be performed by Tenant in compliance with this Article 7. Notwithstanding anything in this Lease to the contrary, any Improvements to the Premises (other than the Initial Improvements) shall be subject to Landlord’s prior written approval and consent. Accordingly, prior to making any Improvements to the Premises (other than the Initial Improvements), Tenant shall provide Landlord with plans and specifications of such Improvements for Landlord’s review and approval and within ten (10) business days after receipt, Landlord shall review the same and notify Tenant in writing of any comments or required changes, or to otherwise give its approval or disapproval of such proposed plans. If Landlord fails to give written comments to or approve the plans within such ten (10) business day period, then Tenant shall give Landlord a second written notice in addition to above notice (“Landlord’s Second Notice”) specifying in reasonable detail such failure of Landlord to respond to the plans and containing in bold upper case letters (in 16 point font or larger) the phrase “FINAL REQUEST – PLANS TO BE AUTOMATICALLY APPROVED UNDER LEASE”), and if Landlord fails to respond to the Landlord’s Second Notice within three (3) business days, then Landlord shall be deemed to have approved the plans as submitted. Tenant shall have five (5) business days following its receipt of Landlord’s comments and objections to redraw the proposed plans in compliance with Landlord’s request and to resubmit the same for Landlord’s final review and approval or comment within five (5) business days of Landlord’s receipt of such revised plans. Such process shall be repeated until final approval by Landlord of the proposed plans has been obtained. Any Improvements to the Premises shall be in compliance with all applicable Legal Requirements. On completion of any Improvements, Tenant shall provide Landlord, at Tenant’s cost, a set of as-built plans and specifications for such Improvements as such plans and specifications may have been amended from time to time. Upon termination of the Lease, Tenant will provide Landlord with such plans and other relevant construction specifications, exhibits, and documents in Tenant’s possession. The term “Initial Improvements” shall mean the clearance and leveling of the land comprising the Premises and preparation and rock stabilization of the land comprising the Premises, and the construction of the Fencing.

7.2 Notice of Completion. Upon completion of the Improvements upon the Premises, Tenant shall file or cause to be filed, if required by applicable law, a valid Notice of Completion in a timely fashion. If the filing of a Notice of Completion is required by applicable law, the date of such filing shall be the “Completion Date” for such Improvements.

7.3 Title to Improvements. All Improvements constructed or installed upon the Premises by Tenant at any time prior to the Lease Expiration Date shall be and thereafter remain real property, and are and shall be the property of Tenant; provided, however, that upon the Lease Expiration Date, title to such Improvements shall vest in Landlord and the same shall become the property of Landlord. Notwithstanding anything to the contrary contained in this Section, Tenant hereby covenants and agrees to promptly execute and acknowledge (at no cost or expense to Tenant) a quitclaim deed, bill of sale, or any other documentation reasonably required by Landlord to effectuate the provisions of this Section; Tenant’s covenant to do so shall survive the Lease Expiration Date.

7.4 No Liens on Fee. Landlord’s interest in the Premises shall not be subjected to liens of any nature by reason of Tenant’s construction, alteration, repair, restoration, replacement or reconstruction of any Improvements on the Premises, or by reason of any other act or omission of Tenant (or of any person claiming by, through or under Tenant) including, but not limited to, mechanics’ and material men’s liens. All persons dealing with Tenant are hereby placed on notice that such persons shall not look to Landlord or to Landlord’s credit or assets (including Landlord’s interest in the Improvements constructed thereon or furnishings contained therein) for payment or satisfaction of any obligations incurred in connection with the construction, alteration, repair, restoration, replacement or reconstruction thereof by or on behalf of Tenant. Tenant has no power, right or authority to subject Landlord’s interest in the Premises to any mechanic’s or material man’s lien or claim of lien.

ARTICLE 8

ENVIRONMENTAL MATTERS

8.1 Environmental Compliance. Commencing on the Commencement Date, Tenant shall at all times comply with all applicable laws, regulations and ordinances governing Hazardous Substances promulgated by a federal, state, county or municipal entity or agency (“Environmental Laws”) affecting the Premises. Tenant shall at its own expense maintain in effect any permits, license or other governmental approvals relating to Hazardous Substances, if any, required for Tenant’s use, and cause each Subtenant to maintain in effect any such permits, license or other governmental approvals, if any, required for such Subtenant’s use, of the Premises. Tenant shall make all disclosures required of Tenant by any such Environmental Laws, and shall comply with all orders, with respect to Tenant’s and its employees’, agents’, contractors’ and invitees’ use of the Premises, issued by any governmental authority having jurisdiction over the Premises and take all action required by such governmental authorities to bring Tenant’s and its employees’, agents’, contractors’ and invitees’ activities on the Premises into compliance with all Environmental Laws affecting the Premises. If there is a release or discharge of any Hazardous Substance on the Premise by Tenant or caused by Tenant’s activities or use of the Premises, then Tenant, at Tenant’s sole cost and expense, shall be responsible for any and all costs and expenses, including remediation expenses, due to such release or discharge.

8.2 Notice. If at any time Tenant or Landlord shall become aware, or have reasonable cause to believe, that any actionable level of Hazardous Substance has been released or has otherwise come to be located on or beneath the Premises, such Party shall immediately upon discovering the release or the presence or suspected presence of the Hazardous Substance, give written notice of that condition to the other Party. In addition, the Party first learning of the release or presence of an actionable level of Hazardous Substance on or beneath the Premises, shall immediately notify the other Party in writing of: (i) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed, or threatened pursuant to any Environmental Laws; (ii) any claim made or threatened by any person against Landlord, Tenant or the Premises arising out of or resulting from any actionable level of Hazardous Substances; and (iii) any reports made to any local, state, or federal environmental agency arising out of or in connection with any actionable level of Hazardous Substance.

8.3 Indemnity.

(a)	By Landlord.

(i)

To Landlord’s knowledge and subject to all matters disclosed in that Landlord has not received written notice of any violation of environmental Laws pertaining to the Premises. The term “to Landlord’s knowledge” shall mean the actual knowledge of

Landlord and its employees, contractors, advisors, etc., without any duty of inquiry or investigation.

(ii)	Landlord, at Landlord’s sole cost and expense, shall retain the responsibility and pay for any investigations or remediation measures required by governmental entities having jurisdiction with respect to the existence of Hazardous Substances on the Premises prior to the Commencement Date, unless such remediation measure is required as a result of Tenant’s use of the Premises, or Tenant’s activities on the Premises (including any installations, additions or improvements by Tenant), in which event Tenant shall be responsible for such payment. Tenant shall cooperate fully in any such activities at the request of Landlord, including allowing Landlord and Landlord’s agents to have reasonable access to the Premises at reasonable times in order to carry out Landlord’s investigative and remedial responsibilities.

(b)	Survival. The obligations of the parties hereunder shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

INSURANCE

9.1 All Risk Insurance. Tenant, at its sole cost and expense, shall upon substantial completion of any Improvement and throughout the entire Term keep the Insured Property insured against loss or damage by fire, windstorm, tornado, hail, water damage, lightning, vandalism, malicious mischief and earthquake and against loss or damage by such other, further and additional risks as now are or hereafter may be embraced by the standard “all risk” forms or endorsements, in each case in the full amount of the replacement value of the Insured Property and 100% of the replacement value of the rental receipts of the Insured Property on an actual loss sustained basis (the “Full Insurable Value”). For purposes of the immediately preceding sentence, any building or structure and the improvements related thereto or contained therein shall be deemed to be substantially completed when such building or structure and its related Improvements, taken as a whole, are substantially completed.

9.2 Additional Insurance. Tenant and Landlord, at their respective cost and expense, shall throughout the entire Term procure and maintain:

(a)	Workers’ Compensation Insurance. Workers’ compensation insurance in the State of New Mexico. Such insurance shall include coverage under the Broad Form All States Endorsement.

(b)

Liability Insurance. Liability insurance against claims for bodily injury, death or property damage occurring upon, in or about the Insured Property, from their respective operations, including the public areas adjacent thereto, including, in a form no less than a commercial general liability policy, including completed operations, such insurance to afford immediate protection at the Rent Commencement Date for not less than $2,000,000 per occurrence/aggregate and $2,000,000 complete operations per occurrence/aggregate, subject to Section 9.10. Such insurance shall, among other things, provide broad form contractual liability coverage and personal injury. Such insurance for the Insured Property shall also provide so- called “cross-liability” coverage for all of the insureds in respect of the employees of each insured.

(c)	Excess and Umbrella Liability Insurance. Excess and umbrella liability insurance on a form following basis (excluding automobile liability) covering all insureds to bring the total maximum collective limits of liability to $5,000,000 for each occurrence and in the aggregate, where applicable.

(d)	Automobile Insurance. For commercial automobile liability coverage of all claims for personal injury, death and property damage arising from the use of owned, non-owned and hired vehicles used in connection with providing services for the Insured Property, in a combined single limit of $1,000,000.

9.3 Named Insureds and Insurance Trustee. All policies of insurance required under this Article 9 to be furnished under this Lease shall include as “additional insured’s” Landlord and Landlord’s mortgagees, and their respective officers, directors, trustees, partners, employees and agents, as their respective interests may appear. All such policies of insurance shall provide that the loss, if any, shall be payable to the first named insured, provided that payments may be made directly to the third-party claimants under liability policies.

9.4 Insurance in General.

(a)	Each policy of insurance required under this Lease shall be non-cancelable and not be subject to material change, unless at least thirty (30) days’ notice (10 days for non-payment of premiums) of such proposed cancellation or material change has been provided to Landlord and Tenant.

(b)	Unless waived in writing by the other Party, each such policy shall be issued by an insurance company duly authorized to conduct business in the State of New Mexico with a rating of at least “A” from A.M. Best or equivalent rating agency.

(c)	All proceeds of such policies (where appropriate) shall be used for the restoration or repair of the Insured Property.

(d)	Each policy of insurance required under this Lease shall include a provision for a waiver of subrogation in favor of Landlord, Tenant and all other insureds.

(e)	Landlord has no obligation to insure, and no liability for any damage to, any improvements, equipment or other personal property of Tenant or its Permittees located in the Easement Areas.

9.5 Copies to Landlord. Upon the execution and delivery of this Lease and thereafter not less than ten (10) days prior to the expiration date of any insurance policy delivered pursuant to this Article, Tenant shall deliver to Landlord certificates of insurance evidencing the coverage required hereunder.

9.6 Blanket Insurance. Nothing in this Article shall prevent Tenant from taking out insurance of the kind and in the amounts provided for under this Article under any blanket insurance policy which covers other properties owned or operated by Tenant or its Affiliates as well as the Insured Property, provided that any such policy of insurance (a) shall specify therein, provide the other Party with a written statement from the insurers under such policy specifying, the amount of the total insurance allocated to the Insured Property, which amount shall be not less than the amount required by this Article to be carried, and (b) shall not contain any clause which would result in the insured thereunder being required to carry insurance with respect to the Insured Property in an amount equal to a minimum specified percentage of the Full Insurable Value of such Insured Property in order to prevent the named insured therein from becoming a co-insurer of any loss with the insurer under such policy.

9.7 Primary and Excess Coverages. Limits of liability for insurance required hereunder may be provided by primary insurance or a combination of both primary and excess insurance coverages.

9.8 Insurance Non-Contributory. Neither Tenant nor Landlord shall carry separate insurance, concurrent in form and contributing, in the event of loss, for any insurance required under the provisions of this Article unless, in conformity with the requirements of this Article, all the named insureds listed in Section 9.5 are included therein as the named insureds. Tenant and Landlord shall each promptly notify of and deliver to the other each such separate insurance policy.

9.9 Tenant Indemnity. Tenant agrees to indemnify, defend, and hold harmless Landlord, Landlord’s Affiliates and their respective partners, members, shareholders, directors, trustees, beneficiaries, officers, directors, employees, agents, successors and assigns from and against any and all claims, liabilities, penalties, fines, judgments, forfeitures, losses, costs, or expenses (including reasonable attorneys’, consultants’, and expert fees) (collectively, “Claims”) arising from, related to, or in connection with Tenant’s or any Subtenant’s use or operation of the Premises or the conduct of any of their business or from any activity, work, or thing permitted or suffered by Tenant or any Subtenant to be done in, on or about the Premises.

9.10 Business Interruption Waiver. Notwithstanding anything in this Lease to the contrary, Landlord shall not be responsible for, and Tenant releases and discharges Landlord from, and Tenant further waives any right of recovery from Landlord for, any loss for or from business interruption or loss of use of the Premises suffered by Tenant in connection with Tenant’s use or occupancy of the Premises.

ARTICLE 10

EMINENT DOMAIN

10.1 Total Taking. If the whole or substantially all of the Premises shall be taken for a public or quasi-public use by the exercise of the power of eminent domain or by purchase under threat of condemnation by any governmental agency, this Lease shall terminate in its entirety on the date the condemning authority actually consummates such taking of the Premises, and the Rent required to be paid by Tenant hereunder shall be appropriately prorated and paid to such date of taking or reduced as provided herein below. In the event of any such taking, Landlord and Tenant shall together make one claim for an award for their combined interests in the Premises including an award for severance damages if less than the whole shall be so taken. If the whole or substantially all of the Premises shall be so taken, then the Condemnation Proceeds shall be distributed to Tenant to the extent that it is attributable to Tenant’s Estate, or Tenant’s personal property or the Improvements (or that of its invitees, agents or Subtenants) and to Landlord to the extent that it is attributable to the Landlord’s Estate.

10.2 Partial Taking. If less than substantially all of the Premises shall be taken for any public or quasi-public use under the power of eminent domain or by purchase under threat of condemnation by any governmental agency, or if any appurtenances of the Premises or any vaults or areas outside the boundaries of the Premises or rights in, under or above the streets adjoining the Premises or the rights and benefits of light, air or access from or to such streets, shall be so taken, or the grade of any such streets shall be changed, in any such case in a manner that the remaining portion of the Premises can be adapted and economically operated for the purposes and in substantially the same manner as it was operated prior thereto in Tenant’s good faith business judgment, Tenant shall give prompt notice thereof to Landlord, this Lease shall continue in full force and effect and Annual Rent shall be equitably abated. Tenant shall proceed, with reasonable diligence, to perform any necessary repairs and to restore the Premises to an economically viable unit in strict accordance with all Legal Requirements and the requirements of Article 7 above, and as nearly as possible to the condition the Premises was in immediately prior to such taking, provided, however, any such repair or restoration costs resulting from such partial taking shall be paid from the Condemnation Proceeds. The Condemnation Proceeds shall be paid to Tenant or as Tenant may direct as the restoration of the Premises progresses, to pay or reimburse Tenant for the cost of such restoration. Any portion of the Condemnation Proceeds not so used for such restoration shall be paid to Tenant to the extent that it is attributable to Tenant’s Estate, or Tenant’s personal property or the Improvements (or That of its invitees, agents or Subtenants) and to Landlord to the extent that it is attributable to the Landlord’s Estate.

10.3 Temporary Taking. If the use (but not leasehold title) of the whole or any part of the Premises shall be taken on a temporary basis only, this Lease shall not be affected in any way and Tenant shall continue to pay all Rent due hereunder. All Condemnation Proceeds as a result of such temporary use shall be paid to Tenant. A total taking on a temporary basis for a period in excess of one hundred eighty (180) days shall be treated as a total taking under Section 10.1 and a partial taking on a temporary basis in excess of 180 days shall be treated as a partial taking under Section 10.2.

10.4 Proceedings. In any condemnation proceeding affecting the Premises which may affect Landlord’s Estate and Tenant’s Estate, both parties shall have the right to appear in and defend against such action as they deem proper in accordance with their own interests. To the extent possible, the parties shall cooperate to maximize the Condemnation Proceeds payable by reason of the condemnation. Issues between Landlord and Tenant required to be resolved pursuant to this Article shall be joined in any such condemnation proceeding to the extent permissible under then applicable procedural rules of such court of law or equity for the purpose of avoiding multiplicity of actions and minimizing the expenses of the parties.

ARTICLE 11

DEFAULT

11.1 Events of Default. A breach of this Lease by Tenant shall exist if any of the following events (individually an “Event of Default” and collectively “Events of Default”) shall occur:

(a)	Tenant shall have failed to pay the Rent within five (5) days of when due and such failure shall not have been cured within ten (10) days after receipt of written notice from Landlord respecting such overdue payment, if such payment is received fifteen (15) days or more after the due date, it shall bear interest at the default rate; provided, however, Landlord shall only be responsible for providing Tenant such written notice of a failure to pay Rent two (2) times in any twelve (12) calendar month period; or

(b)	Tenant shall have failed to pay any other charge, Imposition or any obligation of Tenant requiring the payment of money under the terms of this Lease (other than the payment of Rent) within ten (10) days of when due and such failure shall not have been cured within fifteen (15) days after receipt of written notice from Landlord respecting such overdue payment; if such payment is to be made to Landlord or if Landlord makes such payment because of Tenant’s failure to do so, any such payment received fifteen (15) days or more after the due date shall bear interest at the Default Rate; or

(c)	Tenant shall have failed to perform any term, covenant, or condition of this Lease to be performed by Tenant, except those requiring the payment of money, and Tenant shall have failed to cure same within thirty (30) days after written notice from Landlord, delivered in accordance with the provisions of this Lease, where such failure could reasonably be cured within said thirty (30) day period (subject to the occurrence of a Force Majeure Event); provided, however, that where such failure could not reasonably be cured within said thirty (30) day period, that Tenant shall not be in default unless it has failed to promptly commence and thereafter be continuing to make diligent and reasonable efforts to cure such failure as soon as practicable and in no event later than one hundred eighty (180) days (subject to extension based on the occurrence of a Force Majeure Event).

(d)	Abandonment of the Premises, improvements or of the leasehold estate, except in accordance with Article 12 hereof; or

(e)	The subjection of any right or interest of Tenant or Landlord under this Lease to attachment, execution, or other levy, or to seizure under legal process, if not released or appropriately bonded within ninety (90) days after receipt of written notice by Landlord; or

(f)	The appointment of a receiver or filing of bankruptcy by or against Tenant to take possession of the Premises and/or improvements or of Tenant’s Estate or of Tenant’s operations for any reason if not discharged within ninety (90) days of such appointment, including but not limited to, assignment for the benefit of creditors or voluntary or involuntary bankruptcy proceedings, but not including receivership (i) pursuant to administration of the estate of any deceased or incompetent Tenant or of any deceased or incompetent individual partner of Tenant or (ii) instituted by Landlord, the event of default being not the appointment of a receiver at Landlord’s instance but the event justifying the receivership, if any; or

(g)	An assignment by Tenant for the benefit of creditors or the filing of a voluntary or involuntary petition by or against Tenant under any law for the purpose of adjudicating Tenant as bankrupt; or for extending time for payment, adjustment or satisfaction of Tenant’s liabilities to creditors generally; or for reorganization, dissolution, or arrangement on account of or to prevent bankruptcy or insolvency; unless the assignment or proceeding, and all consequent orders, adjudications, custodies, and supervisions are dismissed, vacated, or otherwise permanently stayed or terminated within ninety (90) days after the assignment, filing, or other initial event.

11.2 Landlord Default. A breach of this Lease by Landlord shall exist if any of the following events (individually an “Event of Default” and collectively “Events of Default”) shall occur:

(a)	Landlord shall have failed to perform any term, covenant, or condition of this Lease to be performed by Landlord, and Landlord shall have failed to cure same within thirty (30) days after written notice from Tenant, delivered in accordance with the provisions of this Lease, where such failure could reasonably be cured within said thirty (30) day period (subject to the occurrence of a Force Majeure Event); provided, however, that where such failure could not reasonably be cured within said thirty (30) day period, that Landlord shall not be in default unless it has failed to promptly commence and thereafter be continuing to make diligent and reasonable efforts to cure such failure as soon as practicable and in no event later than one hundred eighty (180) days (subject to extension based on the occurrence of a Force Majeure Event).

(b)	The appointment of a receiver or filing of bankruptcy by or against Landlord to take possession of the Premises and/or Improvements or of Tenant’s Estate or of

Tenant’s operations for any reason if not discharged within ninety (90) days of such appointment, including but not limited to, assignment for the benefit of creditors or voluntary or involuntary bankruptcy proceedings, but not including receivership (i) pursuant to administration of the estate of any deceased or incompetent Landlord or of any deceased or incompetent individual partner of Landlord or (ii) instituted by Tenant, the event of default being not the appointment of a receiver at Tenant’s instance but the event justifying the receivership, if any; or.

(c)	An assignment by Landlord for the benefit of creditors or the filing of a voluntary or involuntary petition by or against Landlord under any law for the purpose of adjudicating Landlord as bankrupt; or for extending time for payment, adjustment or satisfaction of Landlord’s liabilities to creditors generally; or for reorganization, dissolution, or arrangement on account of or to prevent bankruptcy or insolvency; unless the assignment or proceeding, and all consequent orders, adjudications, custodies, and supervisions are dismissed, vacated, or otherwise permanently stayed or terminated within ninety (90) days after the assignment, filing, or other initial event.

11.3 Notices to Certain Persons. Landlord or Tenant shall, before pursuing any remedy, use its reasonable good faith efforts to give such notice to all Subtenants who have requested the same. Each notice of an Event of Default shall specify the Event of Default and shall describe any damage resulting from any such act.

11.4 Remedies. If any Event of Default by Tenant or Landlord shall continue uncured, following notice of default as required by this Lease, for the period applicable to the default under the applicable provision of this Lease, Landlord or Tenant shall have the following remedies in addition to all other rights and remedies provided by law or equity, to which Landlord or Tenant may resort cumulatively or in the alternative:

(a)	Termination. Except as otherwise set forth in this Paragraph 11.4 (a), the Landlord and Tenant acknowledge and agree that only Landlord shall have the right to terminate this Lease, at its election, in the event of a Tenant default as set forth above (beyond any applicable notice and cure periods) by giving written notice of termination. On the giving of the notice, all of Tenant’s rights in the Premises and in the Improvements shall terminate. Promptly after notice of termination, affecting Tenant, Tenant shall surrender and vacate the Premises and the Improvements in broom-clean condition, and Landlord may rely on rights under law and equity. Termination shall not relieve Tenant from the payment of any sums then due to Landlord hereunder plus interest thereon from the date due at the Default Rate, or from any claim for damages previously accrued or then accruing against Tenant up to the date of termination. Tenant shall have the right to terminate this Lease if Landlord fails to timely remediate (past all applicable notice and cure periods) any Hazardous Substance from the Premises that are required to be remediated by Landlord in accordance with Article 8 of this Lease or if Landlord defaults (beyond any applicable notice and cure periods) under this Lease pursuant to Section 11.2 above.

(b) Damages. Should this Lease be terminated by Landlord pursuant to any provision hereof, Landlord shall be entitled to damages in the following aggregate sums: all amounts that would have fallen due as Rent between the time of termination of this Lease and the time of the claim, judgment, or other award, less the proceeds of all relettings and attornments, plus interest on the balance unless Tenant makes the payments provided for in Section 11.1 (a) above in which event damages shall be limited to (1) the amounts paid by Tenant pursuant to Section 11.1 (a) above, plus (2) the sum of any unpaid Annual Rent, and all other Rent, and Impositions which are due and owing to Landlord on the date of Landlord’s re-entry pursuant to Section 11.1 (a).

11.5 Cumulative Remedies. The remedies given to Landlord or Tenant herein shall not be exclusive, but shall be cumulative with and in addition to all remedies now or hereafter allowed by law and elsewhere provided in this Lease.

11.6 Waiver Breach. No waiver by a Party of any default by the other shall constitute a waiver of any other breach or default by the other, whether of the same or any other covenant or condition. No waiver, benefit, privilege, or service voluntarily given or performed by a Party shall give the other any contractual right by custom, estoppel, or otherwise. The subsequent acceptance of rent pursuant to this Lease shall not constitute a waiver of any preceding default by Tenant other than default in the payment of the particular rental payment so accepted, regardless of Landlord’s knowledge of the preceding breach at the time of accepting the Rent, nor shall acceptance of Rent or any other payment after termination constitute a reinstatement, extension, or renewal of this Lease or revocation of any notice or other act by Landlord.

ARTICLE 12

SURRENDER OF THE PREMISES

On the Lease Expiration Date or earlier termination of this Lease pursuant to the provisions hereof, Tenant shall quit and surrender the Premises to Landlord without delay, and in good order, condition and repair, ordinary wear and tear (and damage and destruction or condemnation if this Lease is terminated pursuant to either Article 10 or 11 excepted). Such surrender of the Premises shall be accomplished without the necessity for any payment therefore by Landlord. Upon such event, title to the Improvements shall automatically vest in Landlord without the execution of any further instrument.

ARTICLE 13

PERMITTED SUBLEASES

13.1 Tenant’s Right to Sublease. Without Landlord’s prior written consent or approval, Tenant may sub-ground lease or sub-space lease portions of the Improvements during the Term of this Lease pursuant to Subleases with Subtenants who are Affiliates of Tenant and who will occupy all or any portion of the Premises for the conduct of business consistent with the uses permitted herein, subject to the requirements set forth in this Article 13 (“Permitted Sublease”).

13.2 Required Sublease Terms. Each Permitted Sublease shall contain the following terms and conditions:

(a)	The Permitted Sublease shall incorporate the terms, conditions and covenants set forth in, and state that it is subject and subordinate to this Lease and to any extension, modifications or amendments of, this Lease, unless Landlord specifically requires that such Permitted Sublease be prior and superior to this Lease; and

(b)	That rents due Tenant under the Permitted Sublease (i) have been assigned to Landlord (and Tenant hereby assigns such rents to Landlord), to support the performance of Tenant’s covenants under this Lease, which assignment shall be effective only upon the occurrence of any Event of Default, (ii) shall not be paid more than six (6) months in advance and (iii) shall, upon receipt of written notification from Landlord that an Event of Default has occurred, be paid by the Subtenant directly to Landlord until the Subtenant receives written notice from Landlord that Tenant has cured the Event of Default or is in the process of curing such Event of Default in a manner satisfactory to Landlord.

13.3 Copies of Permitted Subleases. Upon written request by Landlord, Tenant shall promptly deliver to Landlord complete copies of any and all Permitted Subleases entered into by Tenant with Subtenants.

13.4 Obligations under Lease. Except for a Permitted Sublease, Tenant may not sublease any of its obligations under this Lease and in the event of a Permitted Sublease, Tenant shall not be released from any such obligations in the event such Subtenant fails to perform same.

ARTICLE 14

RESTRICTIONS ON TRANSFER

14.1 Dispositions after the Completion Date. During the Term, Tenant shall not assign its obligations under this Lease. This Section shall not apply to any Sublease described in Article 13 above (provided, however, a sublease for substantially the entirety of the Premises and/or substantially the entirety of the Improvements to an Affiliate for substantially the entire term of this Lease (whether in a single term or several terms with renewal rights) shall be deemed a disposition subject to approval pursuant to this Section 14.2.

14.2 Permitted Transfers. Notwithstanding the provisions of Section 14.1, the following transactions shall not constitute an assignment or sublease hereunder, shall not release Tenant from its obligations hereunder, unless otherwise agreed to by Landlord in a written instrument, and shall not require the consent of Landlord, provided that no such transactions shall permit the use of the Premises in violation of the use restrictions set forth in Section 6.2 above:

(a) the transfer of ownership of any ownership interests in Tenant to any Affiliate of Tenant; or

(b) the assignment of this Lease, the Tenant’s Estate or any Sublease of the Premises to any Affiliate of Tenant; or

(c)	the merger, consolidation, restructuring or sale of substantially all of the assets of Tenant or any Affiliate of Tenant, provided that the resulting entity has a net worth, calculated in accordance with generally accepted accounting principles, equal to or greater than the net worth of Tenant immediately prior to such transaction.

14.3 Conditions Precedent to Disposition. The following are conditions precedent to Tenant’s right of disposition pursuant to Section 14.2:

(a)	Tenant shall give Landlord thirty (30) days prior written notice of the proposed disposition with appropriate documentation as to the identity of the proposed transferee and the proposed transferee’s proposed use of the Premises and financial condition and history, business description and qualifications to operate the Improvements, and business reputation.

(b)	The proposed transferee shall assume all the covenants and conditions to be performed by Tenant pursuant to this Lease after the date of such transfer by execution of an instrument in form and substance reasonably satisfactory to Landlord. Upon consummation of any assignment of Tenant’s Estate, the assignee shall cause to be recorded in the Official Records an appropriate instrument reflecting such assignment.

(c)	No uncured Event of Default shall exist hereunder on the date of transfer.

(d)	Tenant shall have paid, or caused to be paid, to Landlord all reasonable costs and expenses incurred by Landlord in connection with the disposition, if any, including without limitation all recording fees, transfer and other taxes, attorneys’ fees, escrow fees and fees for title insurance and similar charges.

ARTICLE 15

NOTICES

15.1 Any notice, approval, demand or other communication required or desired to be given pursuant to this Lease shall be in writing and shall be personally served (including by means of professional messenger service or air express service using receipts) or in lieu of personal service, deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, and unless sooner received, each notice shall be deemed received seventy-two (72) hours after same shall have been so deposited in the United States mail addressed as set forth below:

If to Landlord:	Attn: Lane Gaddy
Lanestone 1
1720 Magoffin Ave
El Paso, Texas 79901

If to Tenant:	Attn: William Siwek
TPI Mexico, LLC
8501 N. Scottsdale Road, Suite 280
Scottsdale, AZ 85253

Either Landlord or Tenant may change its respective address by giving written notice to the other in accordance with the provisions of this Section.

ARTICLE 16

ESTOPPEL CERTIFICATES

Estoppel Certificates. At any time and from time to time, within fifteen (15) days after receipt of written request by Landlord, Tenant shall certify, by written and duly executed instrument, to any other person or entity, an estoppel certificate in such form reasonably requested by Landlord, so long as said estoppel certification acknowledges Tenant’s rights of quiet enjoyment contained herein. A Party’s failure to so execute and deliver an Estoppel Certificate within ten (10) business days following written request as required above, shall be conclusive upon such Party that as of the date of said request for the same (a) that this Lease is in full force and effect, without modification except as may be represented by the Party hereto requesting execution of such Estoppel Certificate, (b) that there are no uncured Events of Default in Landlord’s or Tenant’s obligations under this Lease except as may be represented by the party hereto requesting execution of such Estoppel Certificate, and (e) that no Rent has been paid in advance except as may be represented by the Party hereto requesting execution of such Estoppel Certificate.

ARTICLE 17

ENFORCEMENT AND ATTORNEYS’ FEES

17.1 In any proceeding or controversy associated with or arising out of this Lease or a claimed or actual breach hereof, each Party shall be responsible for its own costs.

ARTICLE 18

NO MERGER

18.1 No Merger: Subleases. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger and shall, at the option of Landlord, operate as an assignment to Landlord of any or all Subleases of Subtenants.

ARTICLE 19

QUIET ENJOYMENT-LANDLORD’S RIGHT TO INSPECT

19.1 Landlord covenants that, provided no Event of Default has occurred under the terms of the Lease and has continued beyond all applicable cure periods set forth in this Lease or any other written agreement between Landlord, Tenant shall have quiet and peaceful possession of the Premises as against Landlord and any person claiming the same by, through or under Landlord. Landlord reserves the right to enter the Premises and the Improvements during normal business hours upon reasonable prior written notice for purposes of conducting normal and periodic inspections of the Premises, provided such inspections shall be subject to the terms of, and shall not interfere with, the rights of any Subtenant under any Permitted Sublease.

ARTICLE 20

GENERAL

20.1 Captions. The captions used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease.

20.2 Counterparts. Any executed copy of this Lease shall be deemed an original for all purposes. This Lease may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute a single instrument.

20.3 Time of Essence. Time is of the essence for the performance of each covenant and term of this Lease. Notwithstanding the foregoing, any non-monetary obligation of Tenant or Landlord which cannot be satisfied due to war, strikes, acts of God or other events which are beyond the reasonable control of Tenant or Landlord, as the case may be (each, a “Force Majeure Event”), shall be excused until the cessation of such Force Majeure Event. In addition, Tenant’s Rent obligations hereunder, and all dates for the performance of any of Tenant’s other obligations hereunder, shall be automatically extended on a day for day basis in the event of any act of Landlord in violation of this Lease which actually delays Tenant’s performance, as hereinabove set forth in this Lease, provided that (a) Tenant has previously notified Landlord of such fact in writing and Landlord has not cured the cause of such delay within three (3) days of the receipt of said notice and (b) in no event shall any Force Majeure Event excuse any obligation for longer than a twenty-four (24) month period from the occurrence of such Force Majeure Event.

20.4 Severability. If any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

20.5 Interpretation. This Lease shall be construed and enforced in accordance with the laws of the State of New Mexico. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture or other entity, and the singular includes the plural.

20.6 Successors and Assigns. The covenants and agreements contained in this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted heirs, successors, and assigns (to the extent this Lease is assignable).

20.7 Waivers. The waiver of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained.

20.8 Remedies. All remedies herein conferred shall be deemed cumulative and no one remedy shall be exclusive of any other remedy herein conferred or created by law.

20.9 Good Faith. Except where a Party hereto is specifically permitted to act in its sole and absolute discretion, each Party hereto agrees to act reasonably and in good faith with respect to the performance and fulfillment of the terms of each and every covenant and condition contained in this Lease.

20.10 No Partnership. The parties hereto agree that nothing contained in this Lease shall be deemed or construed as creating a partnership, joint venture, or association between Landlord and Tenant, or cause either Party to be responsible in any way for the debts or obligations of the other Party, and neither the method of computing Rent nor any other provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of Landlord and Tenant.

20.11 Integration. This Lease, and the Exhibits and addendums, if any, attached hereto, constitute the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein. All prior negotiations and agreements between Landlord and Tenant with respect to the subject matter hereof are superseded by this Lease. Except as otherwise provided herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

20.12 Limitation of Liability. In the event of a sale or conveyance by Landlord of the

Premises, Landlord shall be released from any and all liability under this Lease. Any liability of Landlord for a default by Landlord under this Lease, or a breach by Landlord of any of its obligations under the Lease, shall be limited solely to its interest in the Premises, and in no event shall any personal liability be asserted against Landlord and/or any Landlord’s Affiliates, and their respective partners, members, shareholders, directors, trustees, beneficiaries, officers, directors, employees, agents and successors and assigns in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord. Under no circumstances whatsoever shall Landlord or Tenant ever be liable for punitive, consequential or special damages or loss of profits under this Lease and both Tenant and Landlord each waive any rights it may have to such damages under this Lease in the event of a breach or default by Landlord under this Lease.

20.13 Security. IN ALL EVENTS, LANDLORD SHALL NOT BE LIABLE TO TENANT, AS TENANT ACKNOWLEDGES AND AGREES THAT TENANT IS SOLELY RESPONSIBLE FOR ALL SECURITY FOR THE PREMISES AND ALL PROPERTY LOCATED ON THE PREMISES, AND TENANT HEREBY WAIVES ANY CLAIM AGAINST LANDLORD, FOR (I) ANY UNAUTHORIZED OR CRIMINAL ENTRY OF THIRD PARTIES INTO THE PREMISES, OR THE IMPROVEMENTS, OR ANY DAMAGE TO PERSONS, OR (III) ANY LOSS OF PROPERTY IN AND ABOUT THE PREMISES, BY OR FROM ANY UNAUTHORIZED OR CRIMINAL ACTS OF THIRD PARTIES, REGARDLESS OF ANY ACTION, INACTION, FAILURE, BREAKDOWN, MALFUNCTION AND/OR INSUFFICIENCY OF THE ACCESS CONTROL OR COURTESY GUARD SERVICES PROVIDED BY LANDLORD.

20.14 Holding Over. If Tenant retains possession of the Premises after the termination of the Term, unless otherwise agreed in writing, such possession shall be subject to immediate termination by Landlord at any time, and all of the other terms and provisions of this Lease (excluding any expansion or renewal option or other similar right or option) shall be applicable during such holdover period, except that Tenant shall pay Landlord from time to time, upon demand, as Annual Rent for the holdover period, an amount equal to one hundred fifty percent (150%) the Annual Rent in effect on the termination date, computed on a monthly basis for each month or part thereof during such holding over. All other payments shall continue under the terms of this Lease. In addition, Tenant shall be liable for all damages incurred by Landlord as a result of such holding over. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Paragraph shall not be construed as consent for Tenant to retain possession of the Premises.

20.15 Brokers. Except for CBRE, Inc (“Broker”), Tenant warrants to Landlord that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, and that except for the Broker, it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease. Tenant hereby agrees to indemnify, defend and hold Landlord harmless for, from and against all claims for any brokerage commissions, finders’ fees or similar payments by any persons except Brokers and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs. Landlord shall pay Brokers pursuant to separate commission agreements executed by Landlord and Broker.

20.16 Joint Product. This Agreement is the result of arms-length negotiations between Landlord and Tenant and their respective attorneys. Accordingly, neither Party shall be deemed to be the author of this Lease nor this Lease shall not be construed against either Party.

Exhibit C

Permitted Exceptions

Exhibit D

Form of Memorandum of Lease

SIGNATURE PAGE

Agreed and Accepted:

/s/ William E. Siwek		Date:	4/14/14

Name:	WILLIAM E. SIWEK CFO

TPI Mexico, LLC by TPI Composites, Inc, sole manager

Agreed and Accepted:

/s/ ILLEGIBLE		Date:	April 11, 2014

Name:

Lanestone 1, LLC

Exhibit A

Description of Premises